EXHIBIT 23.02

                        INDEPENDENT ACCOUNTANTS' CONSENT

We consent to the use in the Annual Report on Form 10-KSB under the Securities Exchange Act of 1934 of Brooke Corporation, Inc. for the years ended December 31, 2000 and 1999 of our report dated March 2, 2001 (except for Note 14, as to which the date is November 14, 2001) insofar as such report relates to the financial statements and schedules of Brooke Corporation for the years ended December 31, 2000 and 1999.

/s/ Summers, Spencer & Cavanaugh, CPAs, Chartered

Summers, Spencer & Cavanaugh, CPAs, Chartered

Topeka, KS
December 26, 2001